Exhibit 99.02

Media Contact:	Investor Contact:
Jodi Guilbault MIPS Technologies, Inc. +1 650-567-5035 jodi@mips.com	Deborah Stapleton Stapleton Communications Inc. +1 650 470-0200 ir@mips.com

MIPS Technologies Receives Notice from NASDAQ

MOUNTAIN VIEW, Calif., September 19, 2006 — MIPS Technologies, Inc. (NASDAQ: MIPS), today announced that the Company will request a hearing before the NASDAQ Listing Qualifications Panel in response to the receipt of a NASDAQ Staff Determination letter today that the Company is not in compliance with the filing requirements for continued listing as set forth in Marketplace Rule 4310(c)(14). The notice was issued in accordance with standard NASDAQ procedures due to the delayed filing of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006. Pending a decision of the Panel, the Company’s shares will continue to be listed on the NASDAQ Global Market.

On August 30, 2006, MIPS Technologies announced that following a company-initiated voluntary review of historical stock-based compensation practices and related potential accounting impact, its board of directors had formed a special committee, consisting of independent directors, to review the Company’s historical option grant practices and the accounting for its option grants. MIPS Technologies intends to file the Form 10-K as soon as practicable after the review is completed, but has determined it will not complete the review by September 28, 2006 — the extended deadline for the Form 10-K. The Company voluntarily contacted the Securities and Exchange Commission staff (“SEC”) to inform them about the on-going review, and the SEC has recently requested that the Company provide them with certain information relating to the Company’s stock option practices.

About MIPS Technologies
MIPS Technologies, Inc. is a leading provider of industry standard processor architectures and cores for digital consumer and business applications. The company drives the broadest architectural alliance that is delivering 32- and 64-bit embedded RISC solutions. The company licenses its intellectual property to semiconductor companies, ASIC developers, and system OEMs. MIPS Technologies and its licensees offer the widest range of robust, scalable processors in standard, custom, semi-custom and application-specific products. The company is based in Mountain View, California and can be reached at (650) 567-5000 or www.mips.com.

Forward Looking Statements
This press release contains forward-looking statements, including those regarding MIPS Technologies’ expectations. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a number of different risks and uncertainties, including but not limited to: the fact that there can be no assurance as to the length, cost, or outcome of the special committee’s review of historical option grant practices and the Company’s accounting for its option grants, or as to the potential impact of that review (including any possible accounting impact); our products may fail to achieve market acceptance, changes in our research and development expenses, the anticipated benefits of our partnering relationships may be more difficult to achieve than expected, the timing of or delays in customer orders, delays in the design process, the length of MIPS Technologies’ sales cycle, MIPS Technologies’ ability to develop, introduce and market new products and product enhancements, and the level of demand for semiconductors and end-user products that incorporate semiconductors. For a further discussion of risk factors affecting our business, we refer you to the documents we file from time to time with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended June 30, 2005 and subsequent Forms 10-Q and 8-K.